Exhibit 99.1

Silver Spike Investment Corp. Announces Closing of Initial Public Offering

NEW YORK, February 8, 2022 – Silver Spike Investment Corp. (NASDAQ: SSIC), a newly-organized closed-end management investment company that has elected to be treated as a business development company, today announced that it closed its initial public offering of 6,071,429 shares of its common stock, at a price to the public of $14.00 per share, on February 8, 2022. SSIC’s shares of common stock began trading on the NASDAQ Stock Market on February 4, 2022 under the symbol “SSIC.”

SSIC received net proceeds from the offering of approximately $83.3 million, after deducting estimated organizational and offering expenses, which it intends to use to make investments in accordance with its investment objective and strategies and for general corporate purposes.

Stifel and Piper Sandler acted as joint book-running managers for the offering. Canaccord Genuity and Cantor acted as co-managers for the offering.

This press release will not constitute an offer to sell or the solicitation of an offer to buy the securities described above nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Silver Spike Investment Corp.

Silver Spike Investment Corp. (“SSIC”) is a newly-organized specialty finance company formed to invest across the cannabis ecosystem through investments in the form of direct loans to, and equity ownership of, privately held cannabis companies. SSIC has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. SSIC is managed by Silver Spike Capital, LLC. Silver Spike Capital, LLC is an investment manager focused on the cannabis and alternative health and wellness industries.

Forward-Looking Statements

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about SSIC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond SSIC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in SSIC’s filings with the U.S. Securities and Exchange Commission. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which SSIC makes them. SSIC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Investor Contact:

Bill Healy

212-905-4933

bill@silverspikecap.com

Media Contact:

Alan Oshiki and Will Braun

Abernathy MacGregor

silverspikecapital@abmac.com

212-371-5999